EXHIBIT 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 31% INCREASE IN TOTAL NET REVENUE

CHICAGO (May 2, 2007) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the first quarter ended March 31, 2007. First quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 40% to $25,095,000
•	Total net revenue increased 31% to $31,386,000
•	Operating income increased 51% to $7,185,000
•	Net income was $1,492,000, or $0.06 per diluted share
•	Same-facility net revenue growth of 10%

For the first quarter ended March 31, 2007, total net revenue was $31,386,000, up 31% from $23,916,000 in the prior year first quarter. Net revenue from surgical facilities was $25,095,000, up 40% from $17,865,000 in the prior year first quarter. This revenue increase was primarily due to a 40% increase in total surgical procedures performed in the first quarter of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 10% over the prior year first quarter. Product sales and other revenue was $6,291,000 in the first quarter of 2007, up 4% from the prior year first quarter.

Operating income in the first quarter of 2007 increased 51% to $7,185,000, or 23% of net revenue, from $4,757,000, or 20% of net revenue, in the same period last year. Net interest expense in the first quarter of 2007 increased 253% to $1,327,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings to fund the acquisition of surgery centers. Net income from continuing operations in the first quarter of 2007 increased 9% to $1,492,000, or $0.06 per diluted share, from $1,367,000, or $0.06 per diluted share, in the prior year first quarter.

Commenting on the first quarter results, Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, said, “We are pleased with our growth in the first quarter and specifically our same-facility net revenue growth which represents our fourth consecutive quarter of double-digit growth. However, our net income in the first quarter of 2007 was negatively impacted by approximately $100,000 from the effect of the Medicare Deficit Reduction Act of 2005, which was implemented on January 1, 2007 and by approximately $110,000 from the increase in non-cash stock compensation expense.”

“On January 1, 2007, we acquired a 54% interest in a large, multi-specialty surgery center in St. Peters, Missouri,” added Mr. Hall. “We now have approximately $58 million available under our $125 million credit facility. Our current deal pipeline is full of good opportunities and we believe we remain well positioned to capitalize on these opportunities.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 37 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, May 2, 2007. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 1, 2007.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2006 Form 10-K filed on March 16, 2007. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended
	March 31,
	2007	2006
Net revenue:
Surgical facilities	$ 25,095	$ 17,865
Product sales and other	6,291	6,051
Total net revenue	31,386	23,916

Operating expenses:
Salaries, wages and benefits	10,094	8,045
Cost of sales and medical supplies	7,173	5,892
Selling, general and administrative	6,004	4,503
Depreciation and amortization	930	719
Total operating expenses	24,201	19,159

Operating income	7,185	4,757

Interest (income) expense, net	1,327	376
Minority interest	3,521	2,218
Loss (earnings) of nonconsolidated affiliate	16	(20)
Gain on sale of minority interests	(79)	(9)
Other (income) expense, net	(46)	(86)
Income before income taxes	2,446	2,278
Income tax provision	954	911

Net income from continuing operations	1,492	1,367
Net (loss) from discontinued operations	—	(1)

Net income	$ 1,492	$ 1,366

Earnings per common share - diluted:
Earnings from continuing operations	$ 0.06	$ 0.06
Earnings from discontinued operations	—	—
Net earnings per diluted share	$ 0.06	$ 0.06

Shares used in computing diluted earnings per share	25,175	24,612

Selected Operating Data:

ASCs operated at end of period	37	29
Procedures performed during the period	31,245	22,375
Cash flow provided by operating activities	$ 337	$ 2,722
Cash flow used in investing activities	$ (8,824)	$ (13,013)
Cash flow provided by financing activities	$ 8,406	$ 11,777

	March 31,	December 31,
Balance Sheet Data:	2007	2006

Cash and cash equivalents	$ 2,662	$ 2,743
Accounts receivable, net	20,638	17,278
Working capital	15,333	10,240
Total assets	172,780	160,547
Long-term debt	69,614	61,227
Minority interest	15,123	14,296
Stockholders' equity	71,092	68,116